Exhibit 99.2

Heritage Insurance Receives Court Approval to Transition 35,000 Policies from Sunshine State Insurance

Jun 16, 2014

CLEARWATER, Fla., June 16, 2014 /PRNewswire/ — Heritage Insurance Holdings, Inc. (NYSE: HRTG) announced that on June 13, 2014, it received a court order to transition approximately 35,000 policies of Sunshine State Property & Casualty Insurance Company (“SSIC”) which is in liquidation. The policies will be transitioned to Heritage’s wholly-owned subsidiary, Heritage Property & Casualty Insurance Company.

Under the terms of the agreement, Heritage will provide coverage for approximately 35,000 policies on June 27, 2014. The policies cover homes, condominiums, renters, and commercial residential policies. All policies issued by Heritage will use SSIC’s current rates and forms from June 27th through renewal. Bruce Lucas, CEO, explained, “The goal is to protect the consumer and that has to be our first priority. Our transition plan keeps rates, forms, and coverages in place to minimize disruption to the consumers and agents, and at renewal consumers will get the lower of our rate or SSIC’s rate. We are also using the same policy processing vendor, Computer Sciences Corporation (CSC), to make this an effortless process for the agents.”

Heritage has received overwhelming support from the agents. Jeff Grady, President of the Florida Association of Insurance Agents (FAIA), commented that “the Heritage transition plan provides minimal disruption to Sunshine State policyholders, does not require new applications, and avoids premium increases. Further, Heritage paid both the unearned agent commissions and the policyholders’ $100 FIGA deductible normally associated with company insolvencies.” Lucas stated, “The response has been unbelievable. This is why we support the FAIA and Florida agents. It has been a great opportunity to connect with very appreciative agents and we have appointed scores of new agents across the state. So far only a few hundred policies have been cancelled by policyholders following the liquidation, which is a strong indication that the agents are rewarding our initiatives and putting their clients’ best interests first.”

Heritage provided unmatched financial strength in support of the transaction. Richard Widdicombe, President, said, “Heritage Insurance has approximately $125 million in surplus, we are debt free, and have no quota share reinsurance. Our capital ratios are among the best in Florida, we have approximately $250 million in premium, backed by $125 million in surplus, and we have an additional $85 million in shareholders’ equity in reserve. Agents and customers can rest easy knowing that they are protected by a well-capitalized company, traded on the New York Stock Exchange, with publicly reported financials.”

SSIC customers will also benefit from Heritage’s management team, which is one of the most experienced teams in Florida. Widdicombe explained, “Our management team has over 500 years of collective insurance experience. What’s even more impressive is that we have 20 management members and we average over 24 years of experience each. Our team has operated in every hurricane since Hurricane Andrew in 1992 and we are uniquely experienced at handling catastrophic events.”

About Heritage Property & Casualty Insurance Company

Based in Clearwater, Florida, Heritage Insurance (NYSE: HRTG) offers home, condominium, rental, and commercial residential insurance through a large network of experienced independent agents. Heritage Insurance provides homeowners with the highest quality property insurance and outstanding customer service. For more information, visit Heritage Insurance online at www.heritagepci.com or call (855) 323-8040.

About the Florida Association of Insurance Agents

Created in 1904, The Florida Association of Insurance Agents is a nonprofit state trade association of insurance agencies. The association—the central source of information for almost 2,100 independent property and casualty agency members, employing close to 25,000 licensees—is dedicated to enhancing the independent agency system through education, legislation, communication, and member services.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the prospectus we recently filed with the SEC.

Investor Contact:

investors@heritagepci.com

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SOURCE Heritage Insurance Holdings, Inc.